Exhibit 10.1

ULTA BEAUTY, INC. EXECUTIVE SEVERANCE PLAN

Effective as of December 15, 2025

TABLE OF CONTENTS

Page

Definitions1

Eligibility for Severance Pay and Benefits2

Severance Pay and Benefits2

Severance Pay2

COBRA Severance Benefit3

Equity Award Treatment3

Accrued Obligations3

Waiver and Release4

Employee Benefits4

Offset and Non-Duplication; Coordination with the CIC Plan4

Plan Administration and Termination4

Amendment / Termination / Vesting5

No Mitigation5

Restrictive Covenants Agreement5

Claw-Back Provisions5

Claims Procedures5

Section 409A7

General7

Potential Six-Month Delay7

Separation from Service7

Reimbursements7

Installments7

No Assignment8

Recovery of Payments Made by Mistake8

Representations Contrary to the Plan8

No Employment Rights8

Plan Funding8

Applicable Law8

Severability9

Supplemental Information Required by ERISA9

Statement of ERISA Rights10

Execution of the Plan11

Attachment A12

ULTA BEAUTY, INC. EXECUTIVE SEVERANCE PLAN

Ulta Beauty, Inc. (the “Company”) has established the Ulta Beauty, Inc. Executive Severance Plan (the “Plan”) to provide an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) of the Company with certain benefits in the event she/he becomes unemployed under circumstances which entitle her/him to severance pay and benefits under this Plan.

For purposes of this Plan, “Employer” means the Company’s subsidiaries and affiliates identified on Attachment A. The Plan, as described herein, is effective for employee separations occurring on or after December 15, 2025. The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a severance pay plan within the meaning of 29 C.F.R. § 2510.3-2(b), and an involuntary separation pay plan under Treas. Reg. Section 1.409A-1(b)(9)(iii). The Plan provides benefits to a select group of management or highly compensated employees of the Company and therefore should fit within the “top hat” exception to many of the requirements of ERISA. This document serves as both the legal plan document and the Summary Plan Description under ERISA.

References in this Plan to “you” or “your” are references to an Eligible Employee (as defined below).

Definitions

“Base Salary” means the annual rate of base compensation of an Eligible Employee at the time of the termination of employment.

“Board” means the Board of Directors of the Company.

“Bonus” means annual incentive compensation payable under the Company’s annual incentive award plan as in effect from time to time.

“Cause” means any termination of an Eligible Employee’s employment by reason of the Eligible Employee’s: (i) commission of an act of fraud or embezzlement, (ii) willful and material breach of any fiduciary duty owed to the Company or any term of the Company’s equity incentive plan or Eligible Employee’s applicable equity award agreement, (iii) conviction of a felony or any crime involving fraud, dishonesty or moral turpitude, (iv) intentional misconduct of the Eligible Employee, including, but not limited to, knowing and intentional violation of the Company’s written policies or specific directions of the board or superior officers of the Company, which policies or directives are neither illegal (or not involve illegal conduct) nor do they require the violation of reasonable business ethical standards, or (v) engaging in gross misconduct which may reasonably result in injury to the reputation or business prospectus of the Company; whether or not any such events are discovered or known by the Company at the time of the Eligible Employee’s termination. If any of the foregoing events is capable of being cured, then with respect to the first occurrence of such event the Company will provide written notice to the Eligible Employee describing the nature of such event and the Eligible Employee will thereafter have thirty (30) days to cure such event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“CIC Plan” means the Company’s Executive Change in Control and Severance Plan (or any successor plan thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Qualifying Termination” means an involuntary termination of an Eligible Employee’s employment without Cause, other than (i) a termination during the “Change in Control Period” (as defined in the CIC Plan) or (ii) a termination due to an Eligible Employee’s death or disability. The following shall not be considered a Qualifying Termination: (i) voluntary terminations, including but not limited to, retirement, resignation or a failure to return from a leave of absence (including short-term disability leave and workers compensation leave) within the maximum time allowed for the leave of absence, or (ii) a transfer of employment from an Employer to a subsidiary or affiliate or vice versa.

Eligibility for Severance Pay and Benefits

You are eligible to receive severance pay and benefits under this Plan if you are an “Eligible Employee”

as defined below. You are an “Eligible Employee” if:

●	you are a full-time employee of an Employer who is an “executive officer” (as defined in Rule 3b-7 of the Exchange Act) of the Company,
●	you experience a Qualifying Termination,
●	you are notified in writing by the Plan Administrator that you are eligible under the Plan,
●	you sign and do not revoke a Separation and Release Agreement in the form provided by the Company in its sole discretion (“Release”), and
●	you continue to work until your employment terminates.

You are not eligible under the Plan if:

●You do not meet the Plan’s definition of “Eligible Employee” above.
●You refuse to sign the Release, or you properly exercise the right, if provided under the Release, to revoke or rescind a Release you have signed.
●	Your employment is terminated for Cause.

Severance Pay and Benefits

As an Eligible Employee who complies with the terms and conditions of the Plan, subject to your execution and non-revocation of a Release, you will be entitled to receive severance pay and benefits as described below:

Severance Pay

As an Eligible Employee who complies with the terms and conditions of the Plan, subject to your execution and non-revocation of a Release, you will be entitled to receive severance pay equal to:

●	Two (2) times your Base Salary, payable in bi-weekly installments over a period of twenty-four (24) months, with the first of such installments to occur within (twenty-one) 21 days following the effective date of the Release.

●	One (1) times the lower of (i) your target Bonus in effect at the time of your termination of employment and (ii) your actual Bonus for the fiscal year of the

Company in which your termination of employment occurs, as determined by the Committee. Such amount will be paid when annual bonuses for such fiscal year are paid to the Company’s employees generally, in a cash lump sum (but in no event later than the expiration of the applicable 2 ½ month period (specified in Treasury Regulation Section 409A(b)(4)) following such termination of employment (which for clarity, shall be the later to occur of (i) the fifteenth day of the third full calendar month following the end of the Company’s fiscal year in which such termination of employment occurs (e.g., April 15th if the Company’s fiscal year in which such termination of employment occurs ends in January, or May 15th if the Company’s fiscal year in which such termination of employment occurs ends in February), or (ii) March 15th of the calendar year next-following the calendar year in which such termination of employment occurs).

Your Employer will deduct from your severance pay all legally required taxes and any sums you owe an Employer.

COBRA Severance Benefit

As an Eligible Employee who complies with the terms and conditions of the Plan, the Company will pay your COBRA premium for twelve (12) months, if coverage is elected. In order to receive this COBRA severance benefit, you must timely elect COBRA coverage in accordance with the requirements in the Company’s group health plan. If you receive a subsidized COBRA benefit, after your subsidized benefit period has expired, in order to continue your group health coverage, you must pay the full COBRA premium for the remainder of your COBRA continuation period. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide or reimburse you for substantially equivalent coverage under other third-party insurance sources reasonably acceptable to you.  Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Code Section 105(h) or Section 2716 of the Public Health Service Act), the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the foregoing COBRA coverage period (or any remaining portion thereof).

Equity Award Treatment

In the event of a Qualifying Termination, each outstanding equity award held by an Eligible Employee as of the date of termination of employment shall be treated in accordance with the terms and conditions of the applicable Company equity compensation plan, and the applicable award agreement pursuant to which the award was granted.

Accrued Obligations

Without regard to the Release requirement, Eligible Employees will be paid for all unpaid salary through the date of termination of employment, any earned, but unpaid bonus, if any, for the year prior to the date of termination of employment and unused vacation time accrued through the date of termination of employment, as well as business expenses that were incurred in compliance with Ulta policy prior to such date.

Waiver and Release

You must sign, and not revoke, an Employer-provided Release in a form that is satisfactory to the Employer in order to receive benefits under this Plan. The Employer will provide you with a Release at the time of your termination of employment or as soon as administratively practicable thereafter. If you do not sign and return the Release to the Employer within 21 calendar days (45 calendar days if you are at least 40 years old and terminate employment as a result of a group termination), the Release will become null and void and you will not be eligible for benefits under the Plan. Under applicable law, you may have 7 days after you sign the Release to revoke it, but if you do revoke, you will not be eligible for benefits under the Plan. Severance benefits will not be paid until after the Release becomes effective and irrevocable.

Employee Benefits

This Plan sets forth all of the pay and benefits you are entitled to receive as consideration for the Release and in connection with your termination. All your other Company benefits (including retirement, life insurance, any equity you have been granted, etc.) shall cease pursuant to the terms and conditions of the applicable benefit plan, policy, procedure, grant agreement or arrangement. All pay and other benefits (except Plan benefits) under any such plan, policy, procedure, grant agreement or arrangement of the Company that is payable on account of your termination of employment will be paid according to the terms of the applicable plan, policy, procedure, grant agreement or arrangement.

Offset and Non-Duplication; Coordination with the CIC Plan

The severance pay and benefits are being made on a voluntary basis by the Company and are not required by any legal obligation. This Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to Eligible Employees upon a Qualifying Termination and supersedes all prior agreements, arrangements, severance plans or related communications of the Company, including, without limitation, offer letters and employment agreements, relating to separation benefits on a Qualifying Termination for the Eligible Employees, whether formal or informal, or written or unwritten. Also, severance pay and benefits under the Plan are not intended to duplicate other benefits. For the avoidance of doubt, the right to benefits under the Plan will not be duplicative of the rights under the CIC Plan which will apply and govern with respect to eligible terminations thereunder. Any severance pay and benefits that you are eligible to receive under the Plan are in lieu of any pay, notice period or benefits required or provided under federal, state or local law or ordinance, including, without limitation, the Worker Adjustment and Retraining Notification Act and the laws of any jurisdiction outside of the United States. The Plan Administrator, in its sole discretion, shall determine how to apply this offset and non- duplication provision, and may override other provisions of the Plan in doing so.

Plan Administration and Termination

The Committee — or, if there is no Committee, the Board — is the Plan Administrator. The Plan Administrator has full discretion to construe and interpret the Plan, as well as the authority and responsibility to make all factual and legal determinations. These determinations include, but are not limited to, determining who is and who is not an “Eligible Employee,” the circumstances under which an individual was terminated, including whether such termination was for “Cause,” and any other determination under the Plan. The decisions of the Plan Administrator are final, conclusive, and binding. No person is eligible to receive benefits under the Plan unless and until the Plan Administrator determines that such person is eligible.

Amendment / Termination / Vesting

No one has a vested right to severance pay or benefits under the Plan. The Plan Administrator reserves the right, in their sole discretion, to amend or terminate the Plan at any time, retroactively or otherwise.

No Mitigation

An Eligible Employee shall not be required to mitigate the amount of the Severance Pay provided for under the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Pay be reduced by any compensation or benefit earned by the Eligible Employee as the result of employment by another employer or by retirement benefits, except as provided in “Offset and Non-Duplication; Coordination with the CIC Plan” with respect to the coordination of severance benefits hereunder with other agreements providing severance benefits. Subject to the foregoing, the benefits under the Plan are in addition to any other benefits to which an Eligible Employee is otherwise entitled.

Restrictive Covenants Agreement

This Plan shall have no effect on the continued effectiveness of Eligible Employee’s existing restrictive covenants agreement (“CIPCA”), except that the Restricted Period (as defined in the CIPCA) shall be twenty-four (24) months rather than twelve (12) months, in exchange for the separation benefits contemplated hereunder and as set forth in the Release. Any violation of the CIPCA will result in forfeiture of Eligible Employee’s benefits under this Plan. Any Eligible Employee who is not already party to an existing restrictive covenants agreement shall be required to enter into a restrictive covenants agreement in a form satisfactory to the Company as a condition to participation in this Plan.

Claw-Back Provisions

All payments and benefits pursuant to the Plan will be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with applicable law and the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

Claims Procedures

If you believe you did not receive all of the benefits due under the Plan, you or your authorized representative may file a claim for benefits with the Plan Administrator. You must file any such claim within the earlier of: (i) three months after the date your employment terminated; or (ii) one month after you knew or should have known of your potential right to Plan benefits. If your claim is filed after the above dates, such claim will be deemed untimely.

When submitting a claim, please state the reason(s) you believe the claim should be approved and submit any additional information you think is appropriate. The Plan Administrator will review your claim under the Plan provisions and you will be informed of the Plan Administrator’s decision within ninety (90) days (one hundred and eight (180) days if you are notified in writing of the need for additional time). The written notice will include:

●	The specific reasons for the denial;
●	The specific references to the Plan provisions on which the denial is based;
●	A description of any additional information you must provide in order to support your claim and why such additional information is necessary; and

●	An explanation of the Plan’s appeal procedures.

If the Plan Administrator upholds the denial, you may appeal the denial of the claim and have the Plan Administrator review its decision. If you wish to file an appeal with the Plan Administrator, you have the right to:

●	Submit a written request to the Plan Administrator for review of the claim no later than sixty

(60) days after receipt of the written claim denial of the Plan Administrator;

●	Review pertinent Plan documents; and
●	Submit a written statement of issues regarding the claim and any other documents supporting your appeal to:

Compensation Committee

c/o CHRO

Ulta Beauty, Inc.

1000 Remington Boulevard

Bolingbrook, IL 60440

The Plan Administrator will advise you of its decision in writing within sixty (60) days after receiving your request for review. If special circumstances arise which require an extension of time, a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of your request. The notice will include the specific reasons for the decision and references for the Plan provisions on which the decision is based. Appeal decisions of the Plan Administrator are final.

No action at law or in equity may be brought to recover benefits under this Plan until the claim and appeal rights herein provided have been exercised and the Plan benefits requested in such claim and appeal have been denied in whole or in part. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by you must be filed in a court of law no later than one hundred and twenty (120) days after the final adverse benefit determination of the Plan Administrator (or other final appeals fiduciary) is communicated to you or your legal representative, notwithstanding any other statute of limitations. Any such legal action must be filed only in the Northern District of Illinois.

In the event you wish to bring a legal action against the Plan or one or more of its fiduciaries, such legal action shall be governed by the ERISA and as interpreted by the Seventh Circuit Court of Appeals and the District Courts in the Seventh Circuit, and the procedural and substantive laws of the State of Illinois, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles.

Section 409A

General

To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that the Administrator shall have not have any obligation to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

Potential Six-Month Delay

Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

Separation from Service

A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

Reimbursements

To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

Installments

For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment.  In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).  Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

No Assignment

Severance pay and benefits provided under the Plan are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such severance pay or benefits to be so subjected shall not be recognized, except to the extent required by law.

Recovery of Payments Made by Mistake

If the Company mistakenly pays severance pay or severance benefits under the Plan, the party who received the mistaken payment shall be required to return it to the Company. The Plan Administrator may recoup overpayments or mistaken payments by: (i) requiring you to return the overpayment in whole or in part upon request, (ii) reducing, by the amount of the overpayment, future benefit payments to you under the Plan, or (iii) terminating the remaining benefits payable to you under the Plan.

Representations Contrary to the Plan

No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Plan except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan shall be binding on the Plan, the Plan Administrator, or the Company.

No Employment Rights

The Plan shall not confer employment rights on any person. No person shall be entitled, by virtue of the Plan, to remain in the employ of the Company and nothing in the Plan shall restrict the right of the Company to terminate the employment of any person at any time.

Plan Funding

No person shall acquire by reason of the Plan any right in or title to any assets, funds, or property of the Company. Any severance pay which becomes payable under the Plan is an unfunded obligation of the Company and shall be paid from the general assets of the Company. No employee, officer, director or agent of the Company personally guarantees in any manner the payment of Plan severance pay or benefits.

Applicable Law

The Plan shall be governed and construed in accordance with ERISA and in the event that any reference shall be made to state law, the internal laws of the State of Illinois shall apply, without regard to its conflicts of law provisions.

Severability

If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

Supplemental Information Required by ERISA

The name of the Plan is the Ulta Beauty, Inc. Executive Severance Plan. The Plan is a welfare benefit plan as defined in Section 3(1) of ERISA that provides separation pay benefits. The Plan is funded from the Employer’s general assets. The calendar year is the Plan Year. The plan number assigned to the Plan is 501.

The Company is the plan sponsor and named fiduciary of the Plan. The name, address, telephone number, and employer identification number of the Company is:

Ulta Beauty, Inc.

1000 Remington Boulevard

Bolingbrook, IL 60440

(630) 410-4800

EIN: 36-3685240

The Committee is the Plan Administrator. The address of the Plan Administrator is:

Compensation Committee

c/o CHRO

Ulta Beauty, Inc.

1000 Remington Boulevard

Bolingbrook, IL 60440

The agent for service of legal process is Ulta Beauty Legal Services, c/o Ulta Salon, Cosmetics & Fragrance, Inc., 1000 Remington Boulevard, Bolingbrook, IL 60440. Service of legal process may also be made upon the Plan Administrator.

Statement of ERISA Rights

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan Participants are entitled to:

●	Examine, without charge, at the Company’s office, all Plan documents, including copies of the latest annual report (Form 5500 series) filed with the U.S. Department of Labor.

●	Obtain, upon written request to the Plan Administrator, copies of the Plan document and other documents governing the operation of the Plan. The Administrator may make a reasonable charge for the copies.

●	Receive a summary of the Plan’s annual financial report. The Plan Administrator must by law furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The individuals who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or from exercising your rights under ERISA.

If your claim for benefits is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan or the latest annual report for the Plan, and do not receive the materials from the Plan Administrator within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Execution of the Plan

IN WITNESS WHEREOF, the Company has caused this Plan to be executed below and adopted by its duly authorized officer or representative on this 15th day of December, 2025, to be effective as of the restated effective date stated herein.

Ulta Beauty, Inc.

By: /s/ Anita J. Ryan  Anita Ryan

Chief Human Resources Officer

Attachment A

Effective as of December 15, 2025, the following subsidiaries and affiliates of the Company participate in the Plan and are “Employers” under the Plan.

Ulta Salon, Cosmetics & Fragrance, Inc. Ulta Inc.

Ulta Beauty Distribution, LLC

Ulta Beauty Credit Services Corporation Ulta Beauty Charitable Foundation

QM Scientific